Tortoise Capital Resources Corporation

Tortoise Capital Resources Corp. Invests $7.5 Million in Abraxas Energy
Partners, L.P.

FOR IMMEDIATE RELEASE

OVERLAND PARK, Kan. - May 29, 2007 - Tortoise Capital Resources Corp. (NYSE:
TTO) today announced that it has invested $7.5 million in a newly formed partnership, Abraxas Energy Partners, L.P. The investment represents a limited partner interest in the newly formed entity.

Abraxas Petroleum Corp. (NYSE: ABP) formed Abraxas Energy Partners, L.P. and has contributed long-lived, low-decline natural gas and oil reserves located in the
Delaware and Gulf Coast Basins of Texas. Abraxas Petroleum Corp. is an
independent publicly-traded energy company engaged in the exploration and production of natural gas and oil in the Permian Basin of West Texas, onshore
Texas Gulf Coast and the southern Powder River Basin in eastern Wyoming.

"This investment further demonstrates the trend of mature upstream assets moving toward the MLP structure," said Tortoise Capital Resources Corp.'s President, Ed
Russell. "In our view, upstream MLPs will continue to have an advantage attracting assets due to their lower cost of capital. The ability to attract assets should continue to drive distribution growth for upstream MLPs."

Tortoise Capital Resources Corp. has invested (excluding short-term investments)
approximately $95.2 million, including equity investments in ten portfolio companies of approximately $86.4 million and two debt investments in two portfolio companies of approximately $8.8 million.

About Tortoise Capital Resources Corp.
Tortoise Capital Resources Corp. invests primarily in privately-held and micro-cap public companies operating in the midstream and downstream segments, and to a lesser extent the upstream segment of the U.S. energy infrastructure sector. Tortoise Capital Resources Corp. seeks to provide stockholders a high level of total return, with an emphasis on dividends and dividend growth.

About Tortoise Capital Advisors, LLC
Tortoise Capital Advisors, LLC, the adviser to Tortoise Capital Resources Corp., is a pioneer in the capital markets for master limited partnership (MLP)
investment companies and a leader in closed-end funds and separately managed accounts focused on MLPs in the energy infrastructure sector. As of April 30,
2007, the adviser had approximately $2.9 billion of energy infrastructure investment assets under management.

Safe Harbor Statement
This press release shall not  constitute an offer to sell or a  solicitation  to buy,  nor  shall  there  be  any  sale  of  these  securities  in any  state  or jurisdiction in which such offer or solicitation or sale would be unlawful prior to registration or qualification under the laws of such state or jurisdiction.

Contact information:
Tortoise Capital Advisors, LLC
Pam Kearney, Investor Relations, (866) 362-9331, pkearney@tortoiseadvisors.com

10801 Mastin Boulevard, Suite 222|Overland Park, KS 66210|p:913.981.1020|f:913.981.1021|www.tortoiseadvisors.com